December 9, 1998 (opinion date)

KPMG Peat Marwick LLP
99 High Street
Boston, MA 02110

Ladies and Gentlemen:
We are providing this letter in connection with your audits of the statements of assets and liabilities of The China Fund, Inc. (the "Fund") as of October 31, 1998, and the related financial statements for the year then ended, for the purpose of expressing an opinion as to whether the financial statements and the financial highlights present fairly the financial position, results of operations, and changes in net assets of the Fund in conformity with generally accepted accounting principles.

Certain representations in this letter are described as being limited to matters that are material. Items are considered material, regardless of size, if they involve an omission or misstatement of accounting information that, in the light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would be changed or influenced by the omission or misstatement.

We confirm to the best of our knowledge and belief, the following representations made to you during your audits:

1.	The financial statements referred to above are fairly presented in conformity with generally accepted accounting principles.

2.	We have made available to you:

a.	All financial records and related data.

b.	All minutes of the meetings of shareholders, Trustees, and
committees of Trustees occurring during the year.

3.	There have been no:

a.	Instances of fraud involving management or employees who have significant roles in internal control.

b.	Instances of fraud involving others that could have a material effect on the financial statements.

c.	Communications from regulatory agencies, such as the SEC and the
Internal Revenue Service, concerning noncompliance with, or
deficiencies in, financial reporting practices.
d.	Violations or possible violations of laws or regulations, the effects of which should be considered for disclosure in the financial statements or as a basis for recording a loss contingency.

4.	There are no:

a.	Unasserted claims or assessments that our lawyers have advised us are probable of assertion and must be disclosed in accordance with Statement of Financial Accounting Standards (SFAS) No. 5,
Accounting for Contingencies.

b.	Material liabilities or gain or loss contingencies that are
required to be accrued or disclosed by SFAS No. 5 except as may be disclosed in the footnotes to the financial statements.

c.	Material transactions that have not been properly recorded in the accounting records underlying the financial statements.
d.	Events that have occurred subsequent to the statement date and through the date of this letter that would require adjustment to or disclosure in the financial statements.

5.	We also advise you that to the best of our knowledge and belief that:

a.	Portfolio securities are stated at value as determined in
accordance with the valuation methods set forth in the current prospectus. The Fund's investments during the period were made in accordance with the investment policies stated in the current prospectus.

b.	Restricted securities are stated at fair value as determined in good faith using methods approved by the Board of Trustees/Directors.

c.	The Fund has satisfactory title to all assets held, and there are no liens or encumbrances on such assets, nor has any asset been pledged except as may be disclosed in the financial statements.

d.	The Fund has complied with the provisions of the Investment
Company Act of 1940 and the rules and regulations thereunder, complied with the provisions of the prospectus and the requirements of the various Blue Sky laws under which the Fund operates, and qualified as a regulated investment company pursuant to subchapter M of the Internal Revenue Code. The Fund intends to continue their qualifications as a regulated investment company. The daily net asset values have been computed throughout the periods presented in the financial statements in accordance with rule 2a-4 of the Investment Company Act of 1940, and were applied correctly during those periods in the computations of daily capital stock sales and redemption transactions.

e.	The Fund did not make any commitments during the periods as
underwriter, nor did it engage in any transactions made on margin, in joint trading, (with the exception of repurchase agreements in a joint trading account) or selling short.

f.	The Fund, except to the extent indicated in its financial
statements, does not own any securities of persons who are directly affiliated as defined in section 2(a) (3) of the Investment Company Act of 1940.

g.	There were no investments in issuers 5 percent or more of whose securities were owned by officers and/or Directors/Trustees of the Fund.

h.	No agreements have been entered into by the Fund other than in the ordinary course of business.

i.	We have complied with all aspects of contractual agreements
including the Trust Agreement or Investment Management Advisory
Agreements that would have a material effect on the financial statements in the event of noncompliance.

j.	The Funds have no plans or intentions that may materially affect the carrying value of assets and liabilities.

k.	All expense offset agreements are disclosed in the financial statements as of the statement date in accordance with rule 6-07 of Regulation S-X.

6.	The following, if applicable, have been properly disclosed in the financial statements:

a.	Extent, nature, and terms of financial instruments with off-
balance-sheet risk;

b.	The amount of credit risk of financial instruments with off-
balance-sheet credit risk and information about the collateral supporting such financial instruments; and

c.	Significant concentrations of credit risk arising from all
financial instruments and information about the collateral supporting such financial instruments.

7.	The following have been properly recorded or disclosed in the financial statements:

a.	Related party transactions and other transactions with affiliates, including fees, commissions, purchases and sales.

b.	Arrangements with financial institutions involving compensation balances, or other arrangements involving restrictions on cash balances and lines of credit or similar arrangements.

c.	Significant estimates and material concentrations known to
management that are to be disclosed in accordance with the AICPA's Statement of Position (SOP) 94-6, Disclosure of Certain
Significant Risks and Uncertainties.

Further, we confirm that we are responsible for the fair presentation in the financial statements of financial position and results of operations in conformity with generally accepted accounting principles.
Sincerely,


Thomas R. Callahan,
Vice President, Treasurer and Secretary

The China Fund, Inc.